Exhibit 10(h)
HIGHLAND FUNDS I
FORM OF RULE 18f-3 MULTI-CLASS PLAN
               This Rule 18f-3 Multi-Class Plan (the “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by the Trust on behalf its series listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time, (each a “Fund”) in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interests of each Fund and each Class of Shares constituting a Fund.
A.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.
1.	The Act — the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

2.	CDSC — contingent deferred sales charge.

3.	CDSC Period — the period of time following acquisition during which Shares are assessed a CDSC upon redemption.

4.	Class — a class of Shares of a Fund.

5.	Class A Shares — shall have the meaning ascribed in Section B.1.

6.	Class B Shares — shall have the meaning ascribed in Section B.2.

7.	Class C Shares — shall have the meaning ascribed in Section B.3.

8.	Class Z Shares — shall have the meaning ascribed in Section B.4.

9.	Class Expenses — shall have the meaning ascribed in Section E.1.

10.	Distribution Expenses — expenses and any element of profit referred to in a Plan of Distribution and/or board resolutions, incurred in activities that are primarily intended to result in the distribution and sale of Shares.

11.	Distribution Fee — a fee paid by the Trust in respect of the asset of a Class of a Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

12.	Distributor — BNY Distributors, Inc.

13.	FINRA — Financial Industry Regulatory Authority, Inc.

14.	Fund Expenses — shall have the meaning ascribed in Section E.2.

15.	Plan of Distribution — any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee.

16.	Prospectus(es) — the prospectus(es), including the statement(s) of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of a Fund, as in effect from time to time.

17.	SEC — Securities and Exchange Commission.

18.	Service Fee — a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class pursuant to the Plan of Distribution relating to the Class.

19.	Share — a share of beneficial interest in the Trust.

20.	Trust — Highland Funds I.

21.	Trust Expenses — shall have the meaning ascribed in Section E.2.

22.	Trustees — the Trustees of the Trust.
B.	Classes. The Trust on behalf of a Fund may offer one or more of the following Classes:
1.	Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge set forth in a Fund’s Prospectus from time to time, which may be reduced, waived or eliminated in any manner not prohibited by the Act or FINRA as set forth in the Prospectus. Class A Shares bought without a front-end sales charge in accounts aggregating $1 million or more at the time of purchase are subject to a CDSC, as described in the Prospectus, if the shares are sold within the CDSC Period set forth in Section C.1. In addition, subsequent Class A Share purchases that bring a shareholder’s account value above $1 million are not subject to a front-end sales charge, but are subject to a CDSC if redeemed within the CDSC Period. The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the Act. Class A Shares shall be subject to ongoing Distribution Fees or Service Fees approved from time to time by the Trustees and set forth in a Fund’s Prospectus. In addition, Class A Shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described in the Prospectus.

2.	Class B Shares. Class B Shares will not be offered for sale, shall be (2) subject to a CDSC, as described in the Prospectus, for the CDSC Period set forth in Section C.1., and (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in a Fund’s Prospectus. In addition, Class B Shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described in the Prospectus.

3.	Class C Shares. Class C Shares shall be (1) offered at net asset value, (2) subject to a CDSC, as described in the Prospectus, for the CDSC Period set forth in Section C.1., and (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in a Fund’s Prospectus. In addition, Class C Shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described in the Prospectus.

4.	Class Z Shares. Class Z shares shall be (1) offered at net asset value, (2) sold without a front-end sales load or CDSC, and (3) offered to certain institutions and other eligible investors. Purchasers of Class Z shares must purchase the minimum amount of Shares as set forth in a Fund’s Prospectus. In addition, Class Z Shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described in the Prospectus.
C.	CDSC. A CDSC may be imposed upon redemption of Class A Shares bought without a front-end sales charge in accounts aggregating $1 million or more at the time of purchase, as described in the Prospectus, and upon redemption of Class C Shares, subject to the following conditions:
1.	CDSC Period. The CDSC Period for Class A Shares shall be 18 months, and the CDSC Period for Class C Shares shall be one year. The CDSC period for Class B Shares shall be 3.25% through the first year, 3.00% through the second year, 2.00% through the third year, 1.50% through the fourth year, 1.00% through the fifth year and 0.00% after the fifth year. Each CDSC Period begins on the day on which the purchase was made.

2.	CDSC Rate. The CDSC rate shall be approved by the Trustees.

3.	Disclosure and changes. The CDSC rates and CDSC Period shall be disclosed in a Fund’s Prospectus and may be increased or decreased at the discretion of the Trustees in a manner not prohibited by the Act or FINRA.

4.	Method of calculation. The CDSC shall be assessed on an amount equal to the lower of the net asset value at the time of purchase or redemption. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. When Shares are redeemed, a Fund will automatically redeem those Shares (if any) not subject to a CDSC and then those Shares held by the shareholder for the longest period.

5.	Waiver. A CDSC otherwise due upon the redemption of Shares of any Class may be reduced or waived under certain circumstances as disclosed in the Prospectus and as permitted by Rule 6c-10 under the Act.
D.	Service and Distribution Fees. Class A Shares shall be subject to a Distribution Fee not in excess of 0.10% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class. Class B Shares shall be subject to a Distribution Fee not in excess of 0.45% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class. Class C Shares shall be subject to a Distribution Fee not in excess of 0.60% per annum of the average daily net assets of the Class and a Service Fee not in excess of 0.25% of the average daily net assets of the Class. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the plan adopted by the Trust with respect to such fees and Rule 12b-1 of the Act.

E.	Allocation of Liabilities, Expenses, Income and Gains Among Classes.
1.	Each Class of a Fund shall pay the expenses associated with their different distribution and shareholder servicing arrangements (“Class Expenses”). Other expenses applicable to a particular class, such as incremental transfer agency fees (but not including advisory, administration or custodial fees or other expenses related to the management of the Trust’s and a Fund’s assets), will also be considered Class Expenses for purposes of this Multi-Class Plan.

2.	The gross income of each Fund generally shall be allocated to each Class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each Class of each Fund. These expenses include:
(a)	Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance, and legal counsel) not attributable to a Fund or to a particular Class of a Fund (“Trust Level Expenses”); and

(b)	Expenses incurred by a Fund not attributable to any particular Class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).
3.	Expenses of a Fund shall be apportioned to each Class of Shares depending upon the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the Classes of shares based on their relative net asset values in relation to the net asset value of the Trust or a Fund, as applicable. Class Expenses shall be allocated to the particular Class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a Class, it may be charged to the Fund for allocation among Classes, as determined by the Trustees.

4.	The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the Classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” of the Trust (as defined in the Act) determine that the method is fair to the shareholders of each Class and that the annualized rate of return of each Class will generally differ from that of the other Classes only by the expense differentials among the Classes.
F.	Exchange Privilege. Holders of Class A Shares, Class C Shares and Class Z Shares shall have such exchange privileges as set forth in the Prospectuses for such Class. Exchange privileges may vary among Classes and among holders of a Class.

G.	Conversion Features. Class B Shares convert to Class A Shares after eight years.

H.	Dividends and Distributions. Each Fund pays dividends and capital gain distributions as described in its Prospectuses. All dividends and/or distributions will be paid in the form of additional shares of the Class to which the dividends and/or distributions relate or in cash, depending on the election of each shareholder. Dividends paid by a Fund are calculated in the same manner and at the same time with respect to each Class.

I.	Redemption Fees. In addition to any CDSC charged on Class A Shares, Class B Shares and Class C Shares, as detailed above, a Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of a Fund’s Shares. The Redemption Fee may be charged in an amount of up to 2.00% of the net asset value of the Shares redeemed or exchanged, or such greater amount as may be permitted by applicable law. The Redemption Fee is paid to a Fund and is designed to offset the brokerage commissions, capital gains impact, and administrative and other costs associated with fluctuations in its asset levels and cash flow caused by short-term shareholder trading. The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant Shares. The Trustees are not required to impose the Redemption Fee on all Classes and the Redemption Fee may differ from Class to Class. The Redemption Fee does not apply to certain shareholders and transactions described in the Prospectus. Amounts paid pursuant to the Redemption Fee, unless otherwise approved by the Trustees, will be allocated among a Fund’s Classes in the same manner as the Fund allocates income.

J.	Reports to Trustees. The Trustees may request such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Multi-Class Plan.

K.	Amendment. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of both (a) a majority of the Trustees of the Trust and (b) a majority of the Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act).
Adopted: [        ], 2011

EXHIBIT A
Fund
Highland Floating Rate Opportunities Fund